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                                                                     Exhibit 5.1


                                                   December 15, 1999


PAREXEL International Corporation
195 West Street
Waltham, MA 02154

     RE:  Registration Statement on Form S-3
          Relating to 1,256,829 shares of common stock
          --------------------------------------------

Dear Sir or Madam:

     We are counsel to PAREXEL International Corporation, a Massachusetts corporation (the "Company"), and have represented PAREXEL in connection with the preparation and filing of PAREXEL's Registration Statement on Form S-3 (the "Registration Statement"), covering the resale to the public of up to 1,256,829 shares of PAREXEL's common stock, $.01 par value per share, by certain stockholders of PAREXEL (the "Shares").

     We have reviewed the corporate proceedings taken by the Board of Directors of PAREXEL with respect to the authorization and issuance of the shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of PAREXEL and have made all investigations of law and have discussed with PAREXEL's officers all questions of fact that we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that the shares are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."



                                             Very truly yours,


                                             /s/ Testa, Hurwitz & Thibeault, LLP
                                             -----------------------------------
                                             Testa, Hurwitz & Thibeault, LLP